CONSENT OF DURLAND & COMPANY, CPAS, P.A.



The Board of Directors
The Plastic Surgery Company

We consent to the incorporation by reference in the registration statements (Nos. 333-53512 and 333-94849) on Forms S-3 of the Plastic Surgery Company of our report dated October 20, 2000, with respect to the consolidated balance sheet of Florida Center for Cosmetic Surgery, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the two years ended December 31, 1999, which report appears in the Form 8-K of The Plastic Surgery Company dated March 5, 2001.


                                               /s/ DURLAND & COMPANY, CPAs, P.A.

Palm Beach, Florida
March 5, 2001